Exhibit 10.4

Amendment to Registrant’s Policy Concerning Compensation of Non-Employee Directors

Non-employee Directors’ Compensation in the Past

From November 2007 to December 2008, the board of directors of Entertainment Gaming Asia Inc. (the “Company”) that were not employees received a quarterly fee of $15,000 (which was subsequently reduced to $12,000 with effect from January 1, 2009) and the chairman of the Company’s audit committee received an additional $7,500 per quarter (which was subsequently reduced to $6,000 with effect from January 1, 2009).

Latest Changes in the Non-employee Directors’ Compensation Policy

On November 8, 2011, the Company’s board of directors, acting upon the recommendation and approval of its compensation committee, approved an amendment to its policy concerning the compensation of its non-employee directors.

Since January 2009, the Company’s policy had been to provide each non-employee member of its board of directors with an annual grant of options to purchase 50,000 shares of its common stock and a quarterly fee of $12,000, provided that the chairman of the audit committee received an additional $6,000 per quarter.  Pursuant to the amendments, effective as of January 1, 2012, each non-employee member of the Company’s board of directors will receive an annual grant of options to purchase 100,000 shares of the Company’s common stock and a quarterly fee of $13,500, provided that the chairman of its audit committee will receive an additional $6,500 per quarter.

All other provisions of the Company’s previously disclosed policy concerning the compensation of its non-employee directors remain in effect and unmodified, except for the latest changes as described in this Exhibit 10.4.